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                                                                    Exhibit 99.1
NEWS RELEASE

                       ACT MANUFACTURING, INC. ANNOUNCES
             DEFINITIVE MERGER AGREEMENT WITH CMC INDUSTRIES, INC.

Hudson, Massachusetts, May 10, 1999--ACT Manufacturing, Inc. (Nasdaq:ACTM) and CMC Industries, Inc. (Nasdaq:CMCI) today jointly announced they have signed a definitive merger agreement.

Revenues of the combined companies for the last twelve months would have been approximately $582 million, positioning the combined companies as the seventh largest publicly-traded electronics contract manufacturer. Under the terms of the agreement, each share of CMC Industries $0.01 par value common stock will be exchanged for 0.5 shares of ACT Manufacturing $0.01 par value common stock. The merger is subject to the approval of shareholders of both companies, as well as other customary regulatory and other closing conditions. The merger is expected to be accounted for as a pooling of interests. It is expected that the transaction will be accretive in calendar year 2000.

Commenting on the merger, Mr. John A. Pino, Chairman and Chief Executive Officer of ACT, said, "This merger addresses many of our strategic business development objectives, provides a significant opportunity to increase value to our shareholders and strengthens our ability to bring high quality, value-added contract manufacturing services to our existing and future customers on a global scale. CMC brings a West Coast presence with its Santa Clara, California facility and provides low cost manufacturing alternatives in both its Corinth, Mississippi and Hermosillo, Mexico operations. We have no overlapping customers with CMC so the immediate diversification of our customer bases will be significant. The combined company, which is double the scale of each individually, creates several opportunities to leverage business development with existing customers.

"Along with the future business development opportunities, the merger provides numerous operational synergies. CMC uses the same manufacturing equipment and systems platform as ACT. This should allow us to efficiently integrate all operations and quickly provide a seamless organization with greater capabilities and the ability to reap higher resource efficiencies."

"The combined company will have nearly one million square feet of capacity, making it one of the true leaders in the global EMS marketplace. We also look forward to the combined strength of the ACT and CMC management teams."

Mr. Matthew Landa, President and CEO of CMC, added, "ACT is an ideal merger partner for CMC. ACT's focus on programs requiring high levels of engineering expertise is consistent with CMC's long term strategic vision to develop the most flexible engineering-driven operations in the most important OEM technology centers in America. The combination allows for ACT's "front-end" high-technology production centers in Hudson, Massachusetts and Atlanta, Georgia to be coupled with CMC's technology production center in Silicon Valley and CMC's low cost volume operations in Mississippi and Mexico.

"Additionally, ACT's Dublin, Ireland facility will provide a European solution for CMC's current customer base. From a logistics and manufacturing cost standpoint, the combined company will be well positioned in the key locations around the world to provide complete product life cycle service in the most flexible, responsive and cost-effective manner."

CMC also pre-released results for its quarter ended April 30, 1999 in a separate press release today.

ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value added electronics manufacturing services for original equipment manufacturers ("OEMs") in the networking, computer, telecommunications, industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board ("PCB") assembly primarily utilizing advanced surface mount technology ("SMT"), mechanical and molded cable harness assembly, electro-mechanical subassembly, and total system assembly and integration. For further information, visit ACT's home page at http://www.actmfg.com.
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Headquartered in Santa Clara, California, CMC Industries is a leading provider of electronics manufacturing services to original equipment manufacturers in the telecommunications, computer and electronic industries. The Company has operations in Corinth, MS; Santa Clara, CA; Hermosillo, MX; Huntsville, AL and Taipei, Taiwan. For further information, visit CMC's home page at http://www.cmcmfg.com.
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This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including statements concerning the affects of the merger, expected financial and operating results, synergies, growth of the customer base, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: the risk of not integrating the CMC business successfully; the inability to achieve expected synergies; costs associated with the merger; the inability to close the merger in a timely fashion; the inability to obtain approval of CMC's stockholders; the inability to obtain governmental approvals for the merger; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and its customer base; future customer demand; the Company's ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, the Company's business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence, currency exchange rate movements, trends in the electronics industry and changes or anticipated changes in economic conditions. For a more detailed discussion of the risks and uncertainties of the Company's business, please refer to the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the period ended December 31, 1998.